AMERICAN SHARED HOSPITAL SERVICES
REPORTS SECOND QUARTER RESULTS

San Francisco, CA, August 10, 2010 — AMERICAN SHARED HOSPITAL SERVICES — (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter of 2010.

Second Quarter Results
For the three months ended June 30, 2010, revenue decreased to $4,155,000 compared to $4,583,000 for the second quarter of 2009, but increased sequentially compared to $4,088,000 for the first quarter of 2010.  Operating income for this year's second quarter was $164,000 compared to $264,000 for the second quarter of 2009.  Pre-tax income was $195,000 and net income for the second quarter of 2010 was $3,000, or $0.00 per share.  This compares to pre-tax income of $246,000 and net income of $26,000, or $0.01 per share, for the second quarter of 2009.

The total number of Gamma Knife® procedures performed during this year's second quarter was essentially unchanged compared to the second quarter of 2009, but increased 6% sequentially.  The decrease in revenue for this year's second quarter versus prior year primarily reflected normal variation in the mix of business between sites.  Gross margin was approximately 42% for both periods.

Selling and administrative expenses for this year's second quarter increased to $1,083,000 compared to $1,002,000 for the second quarter of 2009, and were essentially flat sequentially.  This increase was primarily to support the Company's domestic and international growth initiatives.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,001,000 for the second quarter and $3,985,000 for the first six months of 2010, compared to $2,231,000 for the second quarter and $4,140,000 for the first six months of 2009.

At June 30, 2010, AMS reported cash, cash equivalents and certificates of deposit of $9,527,000. This compares to cash and cash equivalents of $9,833,000 at December 31, 2009.  Shareholders' equity at June 30, 2010 was $22,915,000, or $4.98 per outstanding share.  This compares to shareholders' equity at December 31, 2009 of $22,755,000, or $4.95 per outstanding share.

First Half Results
For the six months ended June 30, 2010, revenue was $8,243,000 compared to $8,750,000 for the first six months of 2009.  Net income for this year's first half was $11,000, or $0.00 per diluted share.  This compares to a net loss for the first six months of 2009 of ($68,000), or ($0.01) per share.

Discussion and Analysis
Chairman and Chief Executive Officer Ernest A. Bates, M.D. said, "Procedure volume and revenue in our Gamma Knife business continued to trend modestly higher in the second quarter, as a new Leksell Gamma Knife® PerfexionTM unit went into service as planned at Smilow Cancer Hospital at Yale-New Haven, and we benefited from improved performance at one of our sites where volume had been sharply reduced in prior quarters due to physician turnover.

"We believe the pace of growth in our Gamma Knife business will accelerate.  In addition to the factors just mentioned, another Perfexion device is scheduled to go into service in the third quarter at Methodist Hospital in San Antonio, Texas, and Gamma Knife treatments at our first international site, in Lima, Peru also are expected to begin late in 2010 or early in 2011.  Longer term, we anticipate placing five additional Perfexion systems over the next two years, and we are optimistic about a positive outcome of additional contract negotiations in South America, Europe and the United States."  Dr. Bates noted that two AMS sites experienced treatment increases averaging approximately 50% following Perfexion installation.

The CEO continued, "Proton therapy is the next great growth opportunity in radiation oncology, and we have positioned AMS to be a major beneficiary.  We currently are developing a proton therapy center in Dayton, Ohio, with Kettering Medical Center, as well as treatment centers in San Francisco, Boston, Orlando and Long Beach, California, and we are negotiating additional projects.  We expect to move forward quickly once FDA clearance has been received for the proton treatment devices to be installed in these centers.  We have partnered with Siebert Brandford Shank & Co. LLC, one of the nation's leading underwriters of public debt, to act as placement agent in connection with the debt financing of these projects."

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today.  To participate in the live call, dial (800) 580-9478 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 27642608.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 2, 2010.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., Chairman and Chief Executive Officer
(415) 788-5300 / e.bates@ashs.com

Berkman Associates
Neil Berkman, President
(310) 826-5051 / info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2010
Second Quarter 2010 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Medical services revenue	$4,155,000	$4,583,000	$8,243,000	$8,750,000
Costs of revenue	2,405,000	2,665,000	4,794,000	5,235,000
Gross margin	1,750,000	1,918,000	3,449,000	3,515,000
Selling & administrative expense	1,083,000	1,002,000	2,144,000	1,995,000
Transaction costs	—	123,000	—	320,000
Interest expense	503,000	529,000	984,000	1,012,000
Operating income	164,000	264,000	321,000	188,000
Other income (expense)	31,000	(18,000)	62,000	16,000
Income before income taxes	195,000	246,000	383,000	204,000
Income tax expense (benefit)	21,000	28,000	32,000	(65,000)
Net income	174,000	218,000	351,000	269,000
Less: Net income attributable to non-controlling interest	(171,000)	(192,000)	(340,000)	(337,000)
Net income (loss) attributable to American Shared Hospital Services	3,000	26,000	11,000	(68,000)

Earnings per common share:
Basic	$0.00	$0.01	$0.00	$(0.01)
Assuming dilution	$0.00	$0.01	$0.00	$(0.01)

	Balance Sheet Data
	Jun. 30,	Dec. 31,
	2010	2009
Cash and cash equivalents	$527,000	$833,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$14,565,000	$14,474,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$61,518,000	$60,621,000

Current liabilities	$7,579,000	$7,977,000
Shareholders' equity	$22,915,000	$22,755,000